                                Exhibit 99.1
NEWS RELEASE

WELBILT REPORTS THIRD QUARTER OPERATING RESULTS

New Port Richey, FL. - November 3, 2020 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2020 third quarter.

2020 Third Quarter Highlights (1)
•Net sales were $298.5 million, a decrease of 27.3 percent from the prior year; Organic Net Sales (a non-GAAP measure) decreased 28.0 percent from the prior year
•Earnings from operations were $21.2 million compared to $54.8 million in the prior year; as a percentage of net sales, earnings from operations were 7.1 percent compared to 13.3 percent in the prior year
•Adjusted Operating EBITDA (a non-GAAP measure) was $45.6 million compared to $82.1 million in the prior year; Adjusted Operating EBITDA margin was 15.3 percent compared to 20.0 percent in the prior year
•Net earnings were $4.9 million compared to net earnings of $20.1 million in the prior year; Adjusted Net Earnings (a non-GAAP measure) were $9.9 million compared to Adjusted Net Earnings of $31.0 million in the prior year
•Diluted net earnings per share was $0.03 compared to diluted net earnings per share of $0.14 in the prior year; Adjusted Diluted Net Earnings Per Share (a non-GAAP measure) was $0.07 compared to Adjusted Diluted Net Earnings Per Share of $0.22 in the prior year
•Net cash provided by operating activities was $37.5 million, compared to net cash provided by operating activities of $61.5 million in last year's third quarter; Free Cash Flow (a non-GAAP measure) was $32.1 million compared to $54.2 million in last year's third quarter
•Total liquidity was $332.9 million on September 30, 2020 and consisted of $122.9 million of cash and cash equivalents and $210.0 million of availability on the Revolving Credit Facility

2020 Third Quarter Year-to-date Highlights (1)
•Net sales were $833.4 million, a decrease of 31.2 percent from the prior year; Organic Net Sales decreased 31.1 percent from the prior year
•Earnings from operations were $22.5 million compared to $136.5 million in the prior year; as a percent of net sales, earnings from operations were 2.7 percent compared to 11.3 percent in the prior year
•Adjusted Operating EBITDA was $110.9 million compared to $215.0 million in the prior year; Adjusted Operating EBITDA margin was 13.3 percent compared to 17.7 percent in the prior year
•Net loss was $27.6 million compared to net earnings of $37.5 million in the prior year; Adjusted Net Earnings was $1.4 million compared to Adjusted Net Earnings of $69.2 million in the prior year
•Diluted net loss per share was $0.20 compared to diluted net earnings per share of $0.27 in the prior year; Adjusted Diluted Net Earnings Per Share was $0.01 compared to Adjusted Diluted Net Earnings Per Share of $0.49 in the prior year
•Net cash used in operating activities was $26.9 million, compared to net cash used in operating activities of $320.5 million in the prior year; Free Cash Flow was a $42.8 million use of cash, compared to a $39.7 million increase of cash in the prior year

(1) Definitions and reconciliations of the non-GAAP measures used herein are included in the schedules accompanying this release.

Summarizing the Company's third quarter performance, Bill Johnson, Welbilt's President and CEO, stated, "We are pleased with our third quarter operating results as our sales, margins and cash flow all improved sequentially from the second quarter as the commercial foodservice industry continued to gradually recover. Industry conditions and our results remain depressed relative to last year's third quarter due to the impact of the COVID-19 pandemic and we continue to closely monitor the global recovery and adjust our costs and investments accordingly. We remained very focused on protecting the health and safety of our employees while implementing additional cost reduction actions during the quarter. These actions helped us improve our liquidity by $34.6 million in the third quarter."

Net sales declined 27.3 percent in the third quarter compared to last year's third quarter. Excluding the impact from foreign currency translation, Organic Net Sales decreased 28.0 percent, which was primarily driven by decreased volumes due to the impact of the COVID-19 pandemic on foodservice providers globally and the resulting decrease in demand for commercial foodservice equipment. The year-over-year monthly net sales comparisons improved through the quarter with September's decrease being the smallest since the pandemic started.

Adjusted Operating EBITDA margin decreased year-over-year in the third quarter primarily due to lower volume related to the impact from the COVID-19 pandemic, which was partially offset by positive net pricing. The lower volume also affected both material and manufacturing costs unfavorably. Selling, general and administrative expenses (net of adjustments for Business Transformation Program ("Transformation Program") expenses and other adjustments to SG&A that are included in our Adjusted Operating EBITDA reconciliation ("Net SG&A")) were lower primarily due to cost reductions initiatives including reductions in force and temporary furloughs, and a significant curtailment of travel, marketing and other discretionary spending. These actions enabled us to reduce Net SG&A expenses by $39.6 million on a year-to-date basis versus last year, although Net SG&A expenses increased as a percentage of net sales.

Welbilt Reports 2020 Third Quarter Operating Results

We continued to make progress on the Transformation Program during the third quarter. Our planned procurement activities related to materials spend remains on-track as we continue to implement new agreements with both current and new suppliers. We identified additional internal materials cost savings opportunities through the implementation of Value Analysis Value Engineering ("VAVE") initiatives. We also continued to implement changes in our manufacturing plants to drive incremental efficiency improvement with certain projects progressing at a slightly slower pace due to some additional temporary plant closures and reduced staffing during the quarter related to the COVID-19 pandemic. We remain encouraged by our progress to date and remain committed to completing the activities included within the scope of our Transformation Program by the end of 2021 as originally anticipated and remain confident in our ability to achieve the $75 million of savings and the 500 basis points of margin improvement when sales and volume levels of the business return to pre-COVID levels.

Liquidity and Debt
Net cash provided by operating activities in the third quarter was $37.5 million compared to $61.5 million in last year's third quarter. Net cash used in investing activities in the third quarter was $5.4 million compared to $7.0 million of net cash used in investing activities in last year's third quarter. Free Cash Flow (a non-GAAP measure) was $32.1 million in the quarter compared to $54.2 million in last year's third quarter. The decrease in Free Cash Flow in the third quarter versus last year's third quarter reflects the decrease in net earnings and a use of cash for changes in operating assets and liabilities. Capital spending was $5.4 million in the third quarter compared to $7.3 million in last year's third quarter.

During the quarter, total debt and finance leases (including the current portion) decreased by $51.9 million. Our ending cash and cash equivalents was $122.9 million, a decrease of $16.6 million in the quarter. Total global liquidity was $332.9 million as of September 30, 2020, which consisted of the $122.9 million of cash and cash equivalents and $210.0 million of availability on our Revolving Credit Facility. Total global liquidity increased by $34.6 million in the quarter from $298.3 million as of June 30, 2020.

Restructuring and Other Charges
During the first quarter of 2020, we executed a workforce reduction in the Americas region and Corporate as well as a limited management restructuring to reduce operating expenses as an element of our Transformation Program and in response to the negative impact of the global COVID-19 pandemic on our operations. We also recognized severance and related costs in connection with restructuring actions initiated during the fourth quarter of 2019 in the EMEA and APAC regions. We recognized $1.7 million of restructuring charges related to these actions in the third quarter. In addition, and as previously reported, we voluntarily disclosed to U.S. Customs and Border Protection certain errors in the declaration of imported products. In the third quarter, we recorded an additional charge of $0.2 million as a component of "Restructuring and other expenses" related to this matter and will incur additional charges in the future until this matter is resolved.

2020 Guidance
Due to the COVID-19 pandemic and the resulting impact on the commercial foodservice industry and uncertainty of demand for our products, we previously withdrew our 2020 guidance on March 20, 2020. We do not plan to reinstate guidance until macroeconomic and commercial foodservice industry conditions have sufficiently stabilized.

Additional Management Commentary
"We are pleased with our third quarter results in light of the ongoing COVID-19 pandemic," said Bill Johnson, Welbilt’s President and CEO. "Year-over-year net sales decreases improved each month and the quarter's decline was almost half that of the second quarter. In the Americas, same-store sales improved for both QSRs and casual dining operators, supporting their increased demand for replacement equipment. Demand for Manitowoc® Ice machines improved and sales of Merrychef® high-speed ovens increased as we began shipping to a new global customer. EMEA also saw sequential improvement, led by Crem whose sales increased year-over-year as they benefited from a small rollout with an international governmental entity. In addition, Merrychef had a small rollout of high-speed ovens with a UK grocery store chain. APAC net sales improved sequentially in the third quarter, with sales in China and Australia delivering year-over-year sales increases during the quarter aided by a large project in China, but saw other countries remaining significantly down during the quarter. We believe overall demand will continue to gradually improve over the next several quarters assuming widespread stay-at-home orders are not reimposed."

"While some of the compensation-related cost containment actions we implemented at the end of the first quarter expired during the third quarter, we continued to aggressively manage our discretionary costs which combined with improved absorption of fixed costs due to higher net sales and benefits from our Business Transformation Program, allowed us to deliver an Adjusted Operating EBITDA margin of 15.3 percent in the third quarter. We remain very focused on protecting the health and safety of our employees and have been fortunate to have experienced very few COVID-19 cases worldwide. With the tools we've developed as part of our Business Transformation Program, we were able to improve productivity in our plants above prior year levels. We did have a few plants that were closed sporadically throughout the quarter to balance demand with production. During the third quarter, we implemented an additional reduction in force impacting production employees in the Americas - these were driven by productivity gains and process improvements made through our Business Transformation Program. We also continued to reduce material costs - both through negotiating price reductions with new and existing suppliers and by executing VAVE initiatives. We remain committed to delivering the savings identified in our Business Transformation Program through continued productivity improvements and further reductions of material costs."

"We made progress on a number of strategic initiatives in the third quarter. We began to build inventory of our new common controllers at some of our brands and will start incorporating those into new units this quarter. We will continue to adopt these new controllers across all of

Welbilt Reports 2020 Third Quarter Operating Results
our brands over the next several quarters. We recently released our newest version of KitchenConnect®, our open cloud solution for the foodservice industry that improves efficiency, reduces costs and enhances food quality, and we are actively migrating users to this version. Last week, we launched our new mid-tier Convotherm® maxx™ line of combi ovens in the EMEA and APAC markets to complement our line of premium C4 combi ovens while having more features and performance than our mini combis. We are continuing to focus resources on innovations that are likely to become more prominent due to social distancing, such as ghost kitchens and enhanced sanitation features within our equipment."

"Our third quarter results demonstrate the momentum we are gaining as a company in the execution of our strategy. I am very proud of this team and remain confident that we will emerge as a stronger company when business conditions return to pre-COVID levels," concluded Johnson.

Conference Call and Webcast
Welbilt will host a live conference call to discuss its 2020 third quarter earnings on Tuesday, November 3, 2020 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Tuesday, November 3, 2020 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln®, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by three service brands: KitchenCare®, our aftermarket parts and service brand, FitKitchen®, our fully-integrated kitchen systems brand, and KitchenConnect®, our cloud-based digital platform brand. Headquartered in the Tampa Bay region of Florida and operating 19 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 4,400 employees and generated sales of $1.6 billion in 2019. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding the potential future impacts from the COVID-19 pandemic on our business, results of operations, financial condition and cash flows (including demand, sales, operating expenses, Adjusted Operating EBITDA, net income (loss), operating cash flows, intangible assets, staffing levels, supply chain, government assistance and compliance with financial covenants), including on customer demand, supply chains and production; our ability to meet working capital needs and cash requirements over the next 12 months; our ability to realize savings from reductions in force and other cost saving measures; compliance with the financial covenants under our credit facility; our ability to obtain financial and tax benefits from the CARES Act; our expectations regarding future results, descriptions of the Transformation Program, including anticipated costs, completion dates and targeted annualized savings; expected impact of restructuring and other operating and strategic plans and any assumptions on which those expectations, outlook, descriptions, targets or plans are based. Certain of these forward-looking statements can be identified by using words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "endeavors," "forecasts," "could," "will," "may," "future," "likely," "on track to deliver," "gaining momentum," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks from global pandemics including COVID-19; risks related to our ability to timely and efficiently execute on manufacturing strategies; our ability to realize anticipated or targeted earnings enhancements, cost savings, strategic options and other synergies (through the Transformation Program or otherwise) and the anticipated timing to realize those enhancements, savings, synergies, and options; acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; our substantial levels of indebtedness; actions by competitors including competitive pricing; consumer and customer demand for products; the successful development and market acceptance of innovative new products; world economic factors and ongoing economic and political uncertainty; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; our ability to generate cash and manage working capital consistent with our stated goals; costs of litigation and our ability to defend against lawsuits and other claims and to protect our intellectual property rights; unanticipated environmental liabilities; the ability to obtain and maintain adequate insurance coverage; data security and technology systems; our labor relations and the ability to recruit and retain highly qualified personnel; product quality and reliability, including product liability claims; changes in the interest rate environment and currency fluctuations; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world, and any customs duties and related fees we may be assessed retroactively for failure to comply with U.S. customs regulations; our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions; the possibility that additional information may arise, that would require us to make further adjustments or revisions to our historical financial statements or delay the filing of our current financial statements; actions of activist shareholders; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual

Welbilt Reports 2020 Third Quarter Operating Results
Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

Welbilt Reports 2020 Third Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$298.5	$410.5	$833.4	$1,212.1
Cost of sales	193.2	259.6	544.9	778.4
Gross profit	105.3	150.9	288.5	433.7
Selling, general and administrative expenses	72.3	86.7	215.6	262.8
Amortization expense	9.9	9.4	29.2	28.8
Restructuring and other expense (recovery)	1.5	(0.2)	9.5	5.4
Loss from impairment and disposal of assets — net	0.4	0.2	11.7	0.2
Earnings from operations	21.2	54.8	22.5	136.5
Interest expense	18.1	22.4	58.5	70.9
Other (income) expense — net	(0.6)	2.9	0.8	11.5
Earnings (loss) before income taxes	3.7	29.5	(36.8)	54.1
Income taxes	(1.2)	9.4	(9.2)	16.6
Net earnings (loss)	$4.9	$20.1	$(27.6)	$37.5
Per share data:
Earnings (loss) per share — Basic	$0.03	$0.14	$(0.20)	$0.27
Earnings (loss) per share — Diluted	$0.03	$0.14	$(0.20)	$0.27
Weighted average shares outstanding — Basic	141,512,207	141,072,179	141,481,963	140,893,966
Weighted average shares outstanding — Diluted	141,560,747	141,532,790	141,481,963	141,455,493

Welbilt Reports 2020 Third Quarter Operating Results
WELBILT, INC.
Consolidated Balance Sheets
(In millions, except share and per share data)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$122.9	$130.7
Restricted cash	0.2	—
Accounts receivable, less allowance of $4.9 and $4.0, respectively	161.8	183.6
Inventories — net	192.4	186.4
Prepaids and other current assets	67.9	28.2
Total current assets	545.2	528.9
Property, plant and equipment — net	126.7	127.5
Operating lease right-of-use assets	42.5	39.9
Goodwill	936.8	933.1
Other intangible assets — net	471.8	507.7
Other non-current assets	27.8	28.2
Total assets	$2,150.8	$2,165.3
Liabilities and equity
Current liabilities:
Trade accounts payable	$102.4	$104.4
Accrued expenses and other liabilities	151.5	192.4
Current portion of long-term debt and finance leases	3.4	1.2
Product warranties	31.3	33.3
Total current liabilities	288.6	331.3
Long-term debt and finance leases	1,444.2	1,403.1
Deferred income taxes	89.7	81.9
Pension and postretirement health liabilities	27.2	32.8
Operating lease liabilities	32.4	29.1
Other long-term liabilities	35.7	34.1
Total non-current liabilities	1,629.2	1,581.0
Commitments and contingencies
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 141,513,415 shares and 141,213,995 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(27.6)	(31.0)
Retained earnings	296.5	324.5
Accumulated other comprehensive loss	(36.9)	(41.5)
Treasury stock, at cost, 61,556 shares and 58,935 shares, as of September 30, 2020 and December 31, 2019, respectively	(0.4)	(0.4)
Total equity	233.0	253.0
Total liabilities and equity	$2,150.8	$2,165.3

Welbilt Reports 2020 Third Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net (loss) earnings	$(27.6)	$37.5
Adjustments to reconcile net (loss) earnings to cash used in operating activities:
Depreciation expense	16.1	16.4
Amortization of intangible assets	30.2	28.8
Amortization of debt issuance costs	3.9	3.6
Deferred income taxes	10.0	0.5
Stock-based compensation expense	2.3	6.2
Loss from impairment and disposal of assets	11.7	0.2
Pension settlement	—	1.2
Loss on remeasurement of debt and other realized foreign currency derivative	—	0.3
Changes in operating assets and liabilities:
Accounts receivable	21.9	(371.1)
Inventories	(5.5)	(9.3)
Other assets	(32.4)	(2.1)
Trade accounts payable	(1.8)	(37.9)
Other current and long-term liabilities	(55.7)	5.2
Net cash used in operating activities	(26.9)	(320.5)
Cash flows from investing activities
Cash receipts on beneficial interest in sold receivables	—	280.7
Capital expenditures	(15.9)	(17.4)
Acquisition of intangible assets	(0.2)	—
Proceeds from maturity of short-term investment	—	32.0
Other	(3.9)	0.9
Net cash (used in) provided by investing activities	(20.0)	296.2
Cash flows from financing activities
Proceeds from long-term debt	172.5	355.0
Repayments on long-term debt and finance leases	(131.2)	(267.2)
Debt issuance costs	(2.1)	—
Repayment of short-term borrowings	—	(15.0)
Payment of contingent consideration	—	(0.8)
Exercises of stock options	1.1	3.0
Payments on tax withholdings for equity awards	(0.7)	(2.2)
Net cash provided by financing activities	39.6	72.8
Effect of exchange rate changes on cash	(0.3)	(3.9)
Net (decrease) increase in cash and cash equivalents and restricted cash	(7.6)	44.6
Balance at beginning of period	130.7	73.2
Balance at end of period	$123.1	$117.8

(Continued)

Welbilt Reports 2020 Third Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Cash Flows (Continued)
(In millions)

	Nine Months Ended September 30,
	2020	2019
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$21.1	$27.3
Cash paid for interest, net of related hedge settlements	$68.4	$67.4

Supplemental disclosures of non-cash activities:
Non-cash investing activity: Beneficial interest obtained in exchange for securitized receivables	$—	$238.6
Non-cash financing activity: Reassessments and modifications of right-of-use assets and lease liabilities and assets obtained through leasing arrangements	$14.9	$12.2

Welbilt Reports 2020 Third Quarter Operating Results
Business Segments

During the first quarter of 2020, the Company revised the allocation of certain of its functional expenses between the corporate-level and the geographic business segments. Management believes the revised allocation methodology better aligns the operating results of the geographic business segments with how management assesses performance and makes operating decisions. The prior period segment results and related disclosures have been recast to conform to the current period presentation. These changes did not impact the Company's previously reported consolidated financial results.

(in millions, except percentage data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales:
Americas	$221.8	$318.2	$630.9	$929.2
EMEA	73.9	95.8	209.5	301.3
APAC	48.0	64.4	141.5	179.3
Elimination of intersegment sales	(45.2)	(67.9)	(148.5)	(197.7)
Total net sales	$298.5	$410.5	$833.4	$1,212.1

Segment Adjusted Operating EBITDA:
Americas	$34.8	$67.0	$105.8	$184.2
EMEA	10.5	18.6	29.6	55.1
APAC	8.4	11.3	22.3	26.5
Total Segment Adjusted Operating EBITDA	53.7	96.9	157.7	265.8
Corporate and unallocated expenses	(8.1)	(14.8)	(46.8)	(50.8)
Amortization expense	(10.2)	(9.4)	(30.2)	(28.8)
Depreciation expense	(5.1)	(5.3)	(15.5)	(16.2)
Transaction costs (1)	(0.1)	(0.3)	(0.2)	(0.9)
Other items (2)	(0.2)	—	(3.6)	(0.8)
Transformation Program expense (3)	(6.7)	(12.3)	(20.9)	(25.8)
Restructuring activities (4)	(1.7)	0.2	(6.3)	(5.8)
Loss from impairment and disposal of assets — net	(0.4)	(0.2)	(11.7)	(0.2)
Earnings from operations	21.2	54.8	22.5	136.5
Interest expense	(18.1)	(22.4)	(58.5)	(70.9)
Other income (expense) — net	0.6	(2.9)	(0.8)	(11.5)
Earnings (loss) before income taxes	$3.7	$29.5	$(36.8)	$54.1
(1) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of Sales" include $0.2 million related to inventory fair value purchase accounting adjustments for the nine months ended September 30, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million and $0.2 million for the three and nine months ended September 30, 2020, and were $0.3 million and $0.7 million for the three and nine months ended September 30, 2019.

(2) Other items are costs which are not representative of our operational performance. For the three and nine months ended September 30, 2020, other items represent the changes in the loss contingency estimate of amounts due for customs duties, fees and interest on previously imported products of $0.2 million and $3.6 million, respectively, which are included in "Restructuring and other expense (recovery)." For the nine months ended September 30, 2019, the amount includes other professional fees of $0.8 million, which are included in "Selling, general and administrative expenses."

(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three and nine months ended September 30, 2020, $0.4 million and $1.5 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2019, $1.1 million and $1.3 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2020, $6.3 million and $19.4 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2019, $11.2 million and $24.5 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

(4) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three and nine months ended September 30, 2020, these costs include inventory write-downs of $0.4 million. Comparatively, for the nine months ended September 30, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million. These costs are included in "Cost of Sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2020, these costs also include severance and other related costs of $1.3 million and $5.9 million. Comparatively, for the three and nine months ended September 30, 2019, these costs include recoveries of $0.2 million and severance related costs of $5.4 million, respectively. Severance and related costs are included in "Restructuring and other expense (recovery)" in the Consolidated Statements of Operations.

Welbilt Reports 2020 Third Quarter Operating Results

(in millions, except percentage data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted Operating EBITDA % by segment (5):
Americas	15.7%	21.1%	16.8%	19.8%
EMEA	14.2%	19.4%	14.1%	18.3%
APAC	17.5%	17.5%	15.8%	14.8%
(5) Adjusted Operating EBITDA % is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Third-party net sales by geographic area (6):
United States	$190.0	$263.0	$530.0	$767.1
Other Americas	14.6	25.7	44.1	72.4
EMEA	55.8	73.2	159.7	238.1
APAC	38.1	48.6	99.6	134.5
Total net sales by geographic area	$298.5	$410.5	$833.4	$1,212.1
(6) Net sales in the section above are attributed to geographic regions based on location of customer.

Welbilt Reports 2020 Third Quarter Operating Results
NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. The presentation of our non-GAAP financial measures may change from time to time, including as a result of changed business conditions, new accounting rules or otherwise. Further, our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of our control and difficult to predict. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, a non-GAAP measure, as our net cash provided by or used in operating activities less capital expenditures plus cash receipts on our beneficial interest in sold receivables and the related impact of terminating our accounts receivable securitization program during the first quarter of 2019. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund our debt repayments, acquisitions, dividends and share repurchases, if any. Free Cash Flow reconciles to net cash used in operating activities presented in our Consolidated Statements of Cash Flows presented in accordance with U.S. GAAP as follows:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$37.5	$61.5	$(26.9)	$(320.5)
Capital expenditures	(5.4)	(7.3)	(15.9)	(17.4)
Cash receipts on beneficial interest in sold receivables (1)	—	—	—	280.7
Termination of accounts receivable securitization program (2)	—	—	—	96.9
Free Cash Flow	$32.1	$54.2	$(42.8)	$39.7
(1) Represents the cash receipts from the beneficial interest on sold receivables within the accounts receivable securitization program and were classified as “Cash flows from investing activities” in the Consolidated Statements of Cash Flows through final settlement of the program in the second quarter of 2019.
(2) Represents the increase in accounts receivable resulting from the termination of the accounts receivable securitization program during the first quarter of 2019, which is reflected in "Cash flows from operating activities" in the Consolidated Statements of Cash Flows.

Welbilt Reports 2020 Third Quarter Operating Results
Adjusted Operating EBITDA

In addition to analyzing our operating results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest expense, income taxes, other income or expense, depreciation and amortization expense plus certain other items such as loss from impairment of assets, gain or loss from disposal of assets, restructuring activities, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs, Transformation Program expense and certain other items. Management uses Adjusted Operating EBITDA as the basis on which we evaluate our financial performance and make resource allocations and other operating decisions. Management considers it important that investors review the same operating information used by management.

The Company's Adjusted Operating EBITDA reconciles to net earnings as presented in the Consolidated Statements of Operations in accordance with U.S. GAAP as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net earnings (loss)	$4.9	$20.1	$(27.6)	$37.5
Income taxes	(1.2)	9.4	(9.2)	16.6
Other (income) expense — net	(0.6)	2.9	0.8	11.5
Interest expense	18.1	22.4	58.5	70.9
Earnings from operations	21.2	54.8	22.5	136.5
Loss from impairment and disposal of assets — net	0.4	0.2	11.7	0.2
Restructuring activities (1)	1.7	(0.2)	6.3	5.8
Amortization expense	10.2	9.4	30.2	28.8
Depreciation expense	5.1	5.3	15.5	16.2
Transformation Program expense (2)	6.7	12.3	20.9	25.8
Transaction costs (3)	0.1	0.3	0.2	0.9
Other items (4)	0.2	—	3.6	0.8
Total Adjusted Operating EBITDA	$45.6	$82.1	$110.9	$215.0

Adjusted Operating EBITDA margin (5)	15.3%	20.0%	13.3%	17.7%
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three and nine months ended September 30, 2020, these costs include inventory write-downs of $0.4 million. Comparatively, for the nine months ended September 30, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million. These costs are included in "Cost of Sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2020, these costs also include severance and other related costs of $1.3 million and $5.9 million. Comparatively, for the three and nine months ended September 30, 2019, these costs include recoveries of $0.2 million and severance related costs of $5.4 million, respectively. Severance and related costs are included in "Restructuring and other expense (recovery)" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three and nine months ended September 30, 2020, $0.4 million and $1.5 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2019, $1.1 million and $1.3 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2020, $6.3 million and $19.4 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2019, $11.2 million and $24.5 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of Sales" include $0.2 million related to inventory fair value purchase accounting adjustments for the nine months ended September 30, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million and $0.2 million for the three and nine months ended September 30, 2020, and were $0.3 million and $0.7 million for the three and nine months ended September 30, 2019.
(4) Other items are costs which are not representative of our operational performance. For the three and nine months ended September 30, 2020, other items represent the changes in the loss contingency estimate of amounts due for customs duties, fees and interest on previously imported products of $0.2 million and $3.6 million, respectively, which are included in "Restructuring and other expense (recovery)." For the nine months ended September 30, 2019, the amount includes other professional fees of $0.8 million, which are included in "Selling, general and administrative expenses."
(5) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

Welbilt Reports 2020 Third Quarter Operating Results
Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We define Adjusted Net Earnings as net earnings before the impact of certain items, such as loss on modification or extinguishment of debt, gain or loss from impairment and disposal of assets, restructuring activities, separation expense, Transformation Program expense, acquisition-related transaction and integration costs, certain other items, expenses associated with pension settlements, foreign currency transaction gain or loss and the tax effect of the aforementioned adjustments, as applicable. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are useful to investors in assessing the ongoing performance of our underlying businesses before the impact of certain items.

The following tables present Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconciled to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP:

(in millions, except share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net earnings (loss)	$4.9	$20.1	$(27.6)	$37.5
Loss from impairment and disposal of assets — net	0.4	0.2	11.7	0.2
Restructuring activities (1)	1.7	(0.2)	6.3	5.8
Transformation Program expense (2)	6.7	12.3	20.9	25.8
Transaction costs (3)	0.1	0.3	0.2	0.9
Other items (4)	0.2	—	3.6	0.8
Pension settlement (5)	—	—	—	1.2
Foreign currency transaction (gain) loss (6)	(2.2)	1.5	(4.2)	6.5
Tax effect of adjustments (7)	(1.9)	(3.2)	(9.5)	(9.5)
Total Adjusted Net Earnings	$9.9	$31.0	$1.4	$69.2

Per share basis
Diluted net earnings (loss)	$0.03	$0.14	$(0.20)	$0.27
Loss from impairment and disposal of assets — net	0.01	—	0.08	—
Restructuring activities (1)	0.01	—	0.05	0.04
Transformation Program expense (2)	0.05	0.09	0.15	0.18
Transaction costs (3)	—	—	—	0.01
Other items (4)	—	—	0.03	0.01
Pension settlement (5)	—	—	—	0.01
Foreign currency transaction (gain) loss (6)	(0.02)	0.01	(0.03)	0.04
Tax effect of adjustments (7)	(0.01)	(0.02)	(0.07)	(0.07)
Total Adjusted Diluted Net Earnings	$0.07	$0.22	$0.01	$0.49
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three and nine months ended September 30, 2020, these costs include inventory write-downs of $0.4 million. Comparatively, for the nine months ended September 30, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million. These costs are included in "Cost of Sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2020, these costs also include severance and other related costs of $1.3 million and $5.9 million. Comparatively, for the three and nine months ended September 30, 2019, these costs include recoveries of $0.2 million and severance related costs of $5.4 million, respectively. Severance and related costs are included in "Restructuring and other expense (recovery)" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three and nine months ended September 30, 2020, $0.4 million and $1.5 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2019, $1.1 million and $1.3 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2020, $6.3 million and $19.4 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2019, $11.2 million and $24.5 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of Sales" include $0.2 million related to inventory fair value purchase accounting adjustments for the nine months ended September 30, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million and $0.2 million for the three and nine months ended September 30, 2020, and were $0.3 million and $0.7 million for the three and nine months ended September 30, 2019.

Welbilt Reports 2020 Third Quarter Operating Results
(4) Other items are costs which are not representative of our operational performance. For the three and nine months ended September 30, 2020, other items represent the changes in the loss contingency estimate of amounts due for customs duties, fees and interest on previously imported products of $0.2 million and $3.6 million, respectively, which are included in "Restructuring and other expense (recovery)." For the nine months ended September 30, 2019, the amount includes other professional fees of $0.8 million, which are included in "Selling, general and administrative expenses."
(5) Pension settlement represents a non-cash pension settlement loss of $1.2 million incurred during the nine months ended September 30, 2019, resulting from the settlement of a portion of our United Kingdom pension obligations.
(6) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(7) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

Third-party Net Sales and Organic Net Sales

In this release, we define Third-party Net Sales as net sales for the segment excluding intersegment sales and Organic Net Sales as net sales before the impacts of acquisitions and foreign currency translations during the period. We believe the Third-party Net Sales and Organic Net Sales measures are useful to investors in assessing the ongoing performance of our underlying businesses. The change in third-party Net Sales and Organic Net Sales reconcile to the change in net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended September 30, 2020 vs. 2019
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(28.7)%	(25.8)%	(27.3)%	(28.0)%
Impact of foreign currency translation(1)	(0.1)%	4.2%	0.4%	0.7%
Third-party Net Sales	(28.8)%	(21.6)%	(26.9)%	(27.3)%

	For the Nine Months Ended September 30, 2020 vs. 2019
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(31.6)%	(32.6)%	(25.2)%	(31.1)%
Impact of foreign currency translation(1)	(0.2)%	0.1%	(0.7)%	(0.1)%
Third-party Net Sales	(31.8)%	(32.5)%	(25.9)%	(31.2)%
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.

Welbilt Reports 2020 Third Quarter Operating Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Consolidated:
Net sales	$343.7	$478.4	$981.9	$1,409.8
Less: Intersegment sales	(45.2)	(67.9)	(148.5)	(197.7)
Net sales (as reported)	298.5	410.5	833.4	1,212.1
Impact of foreign currency translation(1)	(3.0)	—	2.1	—
Organic net sales	$295.5	$410.5	$835.5	$1,212.1

Americas:
Net sales	$221.8	$318.2	$630.9	$929.2
Less: Intersegment sales	(19.1)	(33.4)	(66.1)	(101.0)
Third-party net sales	202.7	284.8	564.8	828.2
Impact of foreign currency translation(1)	0.3	—	1.5	—
Total Americas organic net sales	$203.0	$284.8	$566.3	$828.2

EMEA:
Net sales	$73.9	$95.8	$209.5	$301.3
Less: Intersegment sales	(15.9)	(21.8)	(45.9)	(59.1)
Third-party net sales	58.0	74.0	163.6	242.2
Impact of foreign currency translation(1)	(3.1)	—	(0.4)	—
Total EMEA organic net sales	54.9	$74.0	$163.2	$242.2

APAC:
Net sales	$48.0	$64.4	$141.5	$179.3
Less: Intersegment sales	(10.2)	(12.7)	(36.5)	(37.6)
Third-party net sales	37.8	51.7	105.0	141.7
Impact of foreign currency translation(1)	(0.2)	—	1.0	—
Total APAC organic net sales	$37.6	$51.7	$106.0	$141.7
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.